As filed with the Securities and Exchange Commission on August 14, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ICOS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1463450 (I.R.S. Employer Identification No.)

22021 — 20th Avenue S.E.
Bothell, Washington 98021
(Address of principal executive offices, including zip code)

ICOS Corporation Restricted Stock Award Agreement
(Full title of the plan)

Michael A. Stein
Vice President and Chief Financial Officer
ICOS Corporation
22021 — 20th Avenue S.E.
Bothell, Washington 98021
(425) 485-1900
(Name, address and telephone number, including area code, of agent for service)

Copy to:

James R. Lisbakken
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, $0.01 par value per share	20,000	$23.85	$477,000	$43.88

(1)
Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $23.85, which was the average of the high ($25.01) and low ($22.68) sales prices of the Registrant’s common stock on August 7, 2002, as reported by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)  The Registrant’s Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)  The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, filed on May 14, 2002 and August 14, 2002, respectively;

(c)  The Registrant’s Current Report on Form 8-K filed on January 30, 2002; and

(d)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed on April 18, 1991 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 10 of the Registrant’s Amended and Restated Bylaws requires indemnification to the full extent permitted under the DGCL. Subject to any restrictions imposed by Delaware law, the Amended and Restated Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the indemnitee in connection with any actual or threatened action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant or, being or having been such a director, officer or an employee of the Registrant, he or she is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other entity. However, approval by the Registrant’s board of directors is required with respect to indemnification for any proceeding initiated by a person entitled to indemnification. The Amended and Restated Bylaws also provide that the Registrant may, by action of the board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article 10 of the Registrant’s Restated Certificate of Incorporation provides that, to the full extent that the DGCL, as it now exits or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Registrant’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for “wrongful acts” committed before or during the policy period. Additionally, outside directors of the Registrant are covered by a similar insurance policy.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

99.1	Form of ICOS Corporation Restricted Stock Award Agreement

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 9th day of August, 2002.

ICOS CORPORATION

By:	/S/ PAUL N. CLARK
Paul N. Clark
Chairman of the Board of Directors, Chief
Executive Officer and President

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Paul N. Clark, Michael A. Stein, and Gary L. Wilcox, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of August, 2002.

Signature	Title

/S/ PAUL N. CLARK Paul N. Clark	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

/S/ MICHAEL A. STEIN Michael A. Stein	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ GARY L. WILCOX Gary L. Wilcox	Director and Executive Vice President, Operations

/S/ FRANK T. CARY Frank T. Cary	Director

/S/ JAMES L. FERGUSON James L. Ferguson	Director

William H. Gates III	Director

/S/ DAVID V. MILLIGAN David V. Milligan	Director

/S/ ROBERT W. PANGIA Robert W. Pangia	Director

/S/ WALTER B. WRISTON Walter B. Wriston	Director

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

99.1	Form of ICOS Corporation Restricted Stock Award Agreement